MAM Divests Interest in Canadian Real Estate

PRESQUE ISLE, ME -- 04/18/2008 -- Officials at Maine & Maritimes Corporation (AMEX: MAM) today announced that MAM has divested its remaining 50% ownership in Maricor Properties, Ltd. ("MPL"), a Canadian real estate development and investment company. The transaction was accomplished through a Redemption Agreement signed with Ashford Investments Inc. ("Ashford"), the other 50% owner of MPL.

According to Brent M. Boyles, President and CEO of MAM, "The redemption of our stock in Maricor Properties is another important step in our strategy to refocus on utility-related growth and utility-related services. Through this transaction, MAM accomplishes three major goals. First, we have eliminated our interest in another unregulated subsidiary, continuing the strategy adopted by our Board of Directors last year. Second, the share redemption removes a number of financial obligations, including a $1.7M letter of credit from Bank of America which was pledged to the Royal Bank of Canada as collateral. Third, the share redemption and related payments of intercompany debt owed to MAM will provide approximately $530,000 in free cash flows which will be used to reduce debt."

The transaction will not have a material impact on MAM's earnings. MAM no longer owns any interest in the office building located at 77 Vaughan Harvey Boulevard in Moncton, New Brunswick, or the J. Angus MacDonald Building located in Halifax, Nova Scotia. MAM's only remaining Canadian real estate investment is the Mecel Building in Halifax, Nova Scotia, which MAM expects to sell in the second quarter.

About Maine & Maritimes Corporation: Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

mam-g = General Releases

For More Information Contact:
Virginia R. Joles
Director of Communications
Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com